    WORLD MONITOR TRUST--
    SERIES C
    MONTHLY REPORT/
    MAY 28, 1999

         WORLD MONITOR TRUST--SERIES C
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from May 1, 1999 to May 28, 1999 for World Monitor Trust--Series C (the 'Trust'). The net asset value of an interest as of May 28, 1999 was $111.19, an increase of 0.59% from the April 30, 1999 value of $110.54. The 1999 calendar year-to-date return for the Trust was an increase of 6.69% as of May 28, 1999.

The estimated net asset value per interest as of June 10, 1999 was $109.92. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Joseph A. Filicetti
          Joseph A. Filicetti
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
----------------------------------------------------
For the period from May 1, 1999 to
  May 28, 1999
Revenues:
Realized gain on commodity
  transactions..........................   $ 420,543
Change in unrealized commodity
  positions.............................    (258,825)
Interest income.........................      62,528
                                           ---------
                                             224,246
                                           ---------
Expenses:
Commissions.............................      98,392
Management fee..........................      25,649
Incentive fee...........................       8,665
                                           ---------
                                             132,706
                                           ---------
Net gain................................   $  91,540
                                           ---------
                                           ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
-----------------------------------------------------
For the period from May 1, 1999 to
  May 28, 1999
                                                Per
                                   Total      Interest
                                -----------   -------
Net asset value at beginning
  of period (145,242.012
  interests)..................  $16,055,583   $110.54
Contributions.................      551,100
Net gain......................       91,540
Redemptions...................      (34,338)
                                -----------
Net asset value at end of
  period (149,871.726
  interests)..................  $16,663,885    111.19
                                -----------
                                -----------
                                              -------
Change in net asset
  value per interest.......................   $  0.65
                                              -------
                                              -------
Percentage change..........................      0.59%
                                              -------
                                              -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series C is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                             by: Barbara J. Brooks
                            Chief Financial Officer